Exhibit 4(a)(18)

To: Bank Hapoalim Ltd.	Date: March 14, 2005

Dear Sirs,

Re: Irrevocable covenants

Whereas we have received and/or may receive from time to time from Bank Hapoalim Ltd. (the “Bank”) and third parties have received and/or may receive from time to time from the Bank against the receipt of a guarantee and/or indemnification by us, credit, documentary credit, various loans, overdrafts in a checking account, debt returnable account, or in any other account, indemnity letters and any guaranties on behalf of us and/or third parties or for others according to our request and/or according to the request of third parties, discount of bills, grant of various extensions and other banking services (jointly and severally the “Banking Services”), upon the conditions agreed and/or to be agreed upon, from time to time regarding any Banking Service as mentioned above;

Therefore, the undersigned hereby declares and covenants towards the Bank that for as long as there are any amounts outstanding due to the Bank for any Banking Services in accordance with the conditions agreed upon and/or to be agreed upon from time to time regarding any Banking Service as mentioned above, the following should apply:

Changes in Financial Situation

1.	We hereby undertake starting on January 1, 2006 to maintain our financial ratios, as shall be reflected in our consolidated quarterly and annual financial statements, as reviewed or audited by an independent and authorized auditor, at any time and from time to time, as described below:

A. Shareholders’ Equity – the rate of our shareholders’ equity from the total assets, will not decrease below 17%, but under no circumstances will the shareholders’ equity decrease below the amount of $3,000,000 (three million US dollars).

B. Cash Balanse – the cash balance as of the date of December 31, 2005, will not decrease below an amount of $2,000,000 (two million US dollars).

The terms mentioned in section 1 will be interpreted according to the US generally acceptable accounting principals, as shall be from time to time.

For the avoidance of any doubt, a breach of our obligations to maintain the financial ratios as detailed in section 1 will constitute a breach of every one of the obligations aforementioned.

A Breach of Company’s Obligations

2.	In any event in which we shall be in breach of or non-compliance with any of our obligations towards the Bank according to this covenants letter, or if any of our declarations or approvals included in this covenant are not correct or inaccurate, the Bank will be entitled to require an immediate repayment of the outstanding amounts that were provided in the course of the Banking Services, or any portion thereof, and to take any actions it shall deem fit for the collection of such amounts.

Waivers

3.	A waiver made by the Bank, regarding a previous breach made by us, or a default of one or more of our obligations towards the Bank, whether such an obligation is contained in this covenants letter and whether such obligation is contained or will be contained in another document, will not be deemed to be a justification or an excuse for another breach or another default of any condition or obligation, and a failure of the Bank to exercise any of its rights according to this covenants letter or according to any other document or other legal rights shall not be deemed a waiver of such a right.

General

4.	The provisions set forth in this covenants letter cancel the letter of intent no. 203-427/95/113 and replaces it.

5.	Notwithstanding the provisions of section 4, the provisions set forth in this covenants letter shall add and shall not derogate or replace any other obligation which we undertook towards the Bank and/or in favor of the Bank in any other documentation, whether made prior to this covenants letter or following thereof.

6.	The provisions set forth in this covenants letter will not be interpreted to create an obligation of the Bank to provide us and/or a third party the Banking Services or any part thereof.

IN WITNESS WHEREOF, the undersigned have executed this covenants letter on March 14, 2005

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VyraNet Ltd.

Lawyer’s Confirmation

I, the undersigned, Raanan Lerner, Vyranet Ltd.’s legal counsle, hereby approve that the company have executed this covenants letter by it’s authorized representatives, Mr. Shmuel Hacohen, according to the company’s lawful resolution and according to the company’s articles of association, and that these signatures obligate the company.

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Stamp and Signature